Exhibit 99.1

McMoRan Exploration Co. Announces

New $200 Million Multi-Year Exploration Agreement and Updates Gulf of Mexico Drilling Activities

NEW ORLEANS, LA, January 16, 2004 - McMoRan Exploration Co.  (NYSE:MMR) announced today that it has entered into a three to five year Exploration Agreement with a private exploration and production company, which has committed to spend a minimum of $200 million of exploration funds.  Under the agreement, the private company will participate for 40% of McMoRan’s position in prospects that it drills during this period.  The joint venture will target McMoRan’s exploration prospect inventory outside of its rights to the acreage in JB Mountain/Mound Point area currently subject to a separate exploration agreement.  Over the next twelve months, the joint venture expects to participate in the drilling of 10 to 12 wells, many of which are shallow-water, deep gas targets on the Shelf of the Gulf of Mexico.  McMoRan’s current inventory includes 17 prospects outside the JB Mountain/Mound Point area and McMoRan plans to spud at least three of these exploration prospects in the first quarter of 2004.  The three prospects include the Deep Lombardi prospect at Vermilion Block 208, the Deep Tern prospect at Eugene Island Block 193, and the Phoenix prospect at Eugene Island Blocks 212/213.

James R. Moffett, Co-Chairman of McMoRan said, “We are pleased to announce this exploration arrangement with our new partner and our opportunities to pursue active exploration in the Gulf of Mexico.  We have identified a series of high potential prospects outside of our JB Mountain/Mound Point area which are available to drill as we continue to aggressively pursue the potential for this area.”

This new partner is a participant in the Dawson Deep prospect at Garden Banks Block 625 which currently is drilling below 21,700 feet.  Drilling will continue to a measured depth of 23,700 feet (a true vertical depth of 22,000 feet) to test the deep exploration objectives.  McMoRan owns a 30 percent working interest and a 24 percent net revenue interest in the well.  Kerr-McGee Oil & Gas Corporation (NYSE: KMG) operates Dawson Deep and owns a 25 percent working interest.  Nexen Petroleum Offshore U.S.A. Inc. (NYSE: NXY) owns a 15 percent working interest and Cal Dive International, Inc. (NASDAQ: CDIS) owns the remaining 10 percent interest.  The Dawson Deep prospect is located on a 5,760 acre block adjacent to the recently commissioned Gunnison spar facility which achieved first production in December 2003 and is located approximately 150 miles offshore Texas in over 2,900 feet of water.

JB Mountain/Mound Point Area:

McMoRan also announced today that production commenced at the South Marsh Island Block 223 #219 ("JB Mountain No. 2") development well.  This well which was drilled to a total depth of 22,375 feet is currently flowing at approximately 24 million cubic feet of natural gas equivalent per day (Mmcfe/d).  The well was brought on-line less than one month after it had been flow tested.  JB Mountain No. 2 is the third well currently producing in the JB Mountain/Mound Point area which is subject to an exploration program (see below).

The South Marsh Island Block 223 #221 (“JB Mountain No. 3”) well commenced drilling on December 15, 2003.  This development well, which is drilling below 13,000 feet, has a proposed total depth of 21,000 feet and is located approximately one mile south of the original JB Mountain discovery well.

The JB Mountain and Mound Point deep-gas prospects are located in a shallow water area where McMoRan is a participant in an exploration program which currently controls approximately 45,000 acres of an approximate 80,000-acre exploratory area in which McMoRan is involved, including portions of OCS Lease 310 and portions of the adjoining Louisiana State Lease 340.  The program currently holds a 55 percent working interest and a 38.8 percent net revenue interest in the JB Mountain prospect and a 30.4 percent working interest and a 21.6 percent net revenue interest in the Mound Point Offset prospect.  As previously reported, under terms of the program, the operator is funding all of the costs attributable to McMoRan’s interests in four prospects, including the JB Mountain and Mound Point Offset prospects, and will own all of the program’s interests until the program’s aggregate production from the prospects totals 100 billion cubic feet of gas equivalent attributable to the program’s net revenue interest, at which point 50 percent of the program’s interests would revert to McMoRan. Under the terms of this program, all exploration and development costs associated with the program’s interest in any future wells in these areas will be funded by the exploration partner during the period prior to when McMoRan’s potential reversion occurs.

McMoRan also announced the results of the production test conducted by the operator of the Hurricane well.  The well was production tested and was deemed to be non commercial.  The well provided significant geologic data which enhances the potential for the Hurricane Upthrown prospect which McMoRan plans to drill later this year.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. Additional information about McMoRan is available on our internet website “www.mcmoran.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, and development and production activities, and anticipated and potential production and flow rates.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release.  Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; the feasibility of the potential Main Pass Energy HubTM and the ability to obtain significant project financing and regulatory approvals for such project.  Such factors and others are more fully described in more detail in McMoRan’s 2002 Annual Report on Form 10-K and McMoRan’s recent Registration Statement on Form S-3, both on file with the Securities and Exchange Commission